SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2005

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On June 29, 2005, BioMarin Pharmaceutical Inc. (the “Company”) entered into a 4th amendment to our existing credit facility with Comerica Bank. Under the facility, Comerica requires that we maintain a certain total unrestricted cash balance. The amendment reduced the minimum cash and investment balance requirement to $40.0 million or a greater amount defined by a calculation provided for in the facility, solely for the month ended June 30, 2005. For other periods, Comerica Bank requires that we maintain a total unrestricted cash balance of at least $45.0 million or a greater amount defined by a calculation provided for in the credit agreement, as previously amended. We maintain a deposit with Comerica Bank equal to the outstanding principal balance.

Item 7.01 Regulation FD

On July 5, 2005, the Company issued a press release regarding a staff reduction and revised revenue guidance for 2005. The Company’s press release issued on July 5, 2005 is furnished as Exhibit 99.1.

Item 8.01. Other Events.

On June 28, 2005, at the Company’s Annual Meeting of Stockholders, the Company’s stockholders elected Jean-Jacques Bienaimé, Franz L. Cristiani, Elaine J. Heron, Joseph Klein, III, Pierre Lapalme, Alan J. Lewis and Erich Sager to serve as directors of the Company until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

Item 9.01. Financial Statements, Pro Forma Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Exhibits.

Exhibit 10.1	This Fourth Amendment to Loan and Security Agreement dated June 29, 2005 by and between Comerica Bank and BioMarin Pharmaceutical Inc.

Exhibit 99.1	Press Release of the Company dated July 5, 2005 regarding Staff Reductions and Revised Revenue Guidance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: July 5, 2005	By:	/s/ G. Eric Davis
G. Eric Davis Vice President, Corporate Counsel

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	This Fourth Amendment to Loan and Security Agreement dated June 29, 2005 by and between Comerica Bank and BioMarin Pharmaceutical Inc.

Exhibit 99.1	Press Release of the Company dated July 5, 2005 regarding Staff Reductions and Revised Revenue Guidance.